SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                        Commission Only (as permitted by
                                        Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              CYTRX CORPORATION
              (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                              CYTRX CORPORATION
                            154 Technology Parkway
                           Norcross, Georgia 30092


                                                                    May 10, 1996


Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of CytRx Corporation which will be held at the Hilton Hotel at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, on Tuesday, June 25, 1996, at 10:00 A.M. local time.

   We look forward to your attendance at the Annual Meeting so that you can vote your shares in person and become better acquainted with members of the Board of Directors and management team. Three items of business, which will be considered and voted upon this year, are explained in the accompanying Proxy Statement. Even if you are planning to attend, please complete the enclosed proxy card and return it in the enclosed envelope so that your shares may be voted. You will still be able to vote your shares in person if you attend the Annual Meeting.

   If you have any questions about the Proxy Statement or the 1995 Annual Report, please contact James M. Yahres at (770) 368-9500.

                                       Sincerely,
                                       /s/ Jack J. Luchese
                                       Jack J. Luchese
                                       President and Chief Executive Officer

                               CYTRX CORPORATION
                             154 Technology Parkway
                            Norcross, Georgia 30092

                     NOTICE TO THE HOLDERS OF COMMON STOCK
                       OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held on June 25, 1996

   Notice is hereby given to the holders of the $.001 par value per share Common Stock (the "Common Stock") of CytRx Corporation (the "Company") that the Annual Meeting of Stockholders of the Company will be held at the Hilton Hotel at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia
30092, on Tuesday, June 25, 1996, at 10:00 A.M., local time (the "Annual Meeting") for the following purposes:

   (i) To elect four directors to serve until the 1997 Annual Meeting of Stockholders;

   (ii) To ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1996; and

   (iii) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   Only those stockholders of record at the close of business on April 26, 1996, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The transfer books will not be closed. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

                                       By Order of the Board of Directors,
                                       /s/ James M. Yahres
                                       James M. Yahres
May 10, 1996                           Secretary




   WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY APPOINTMENT AND VOTE IN PERSON.

                              CYTRX CORPORATION
                           154 Technology Parkway
                           Norcross, Georgia 30092
                                                                    May 10, 1996
                               PROXY STATEMENT


                                 INTRODUCTION

   This Proxy Statement is furnished to holders of the $.001 par value per share Common Stock ("Common Stock") of CytRx Corporation, a Delaware corporation (the "Company" or "CytRx"), in connection with the solicitation of proxies by the Company's Board of Directors from holders of the outstanding shares of Common Stock for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. local time at the Hilton Hotel at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, on Tuesday, June 25, 1996, and at any adjournments thereof (the "Annual Meeting").

   With respect to the holders of Common Stock, the Annual Meeting will be held for the following purposes: (i) to elect four directors to serve until the 1997 Annual Meeting of Stockholders; (ii) to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1996; and
(iii) to transact such other business as may properly come before the Annual Meeting.

   The Company's mailing address and the location of its principal executive offices are 154 Technology Parkway, Norcross, Georgia 30092. This Proxy Statement and the accompanying Proxy are first being mailed to stockholders of the Company on or about May 10, 1996.

STOCKHOLDERS ENTITLED TO VOTE

   Only stockholders of record of the Company at the close of business on April 26, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 7,870,920 shares of the Common Stock issued and outstanding held by approximately 1,500 stockholders of record. Notwithstanding the Record Date specified above, the Company's stock transfer books will not be closed and shares may be transferred subsequent to the Record Date. However, all votes must be cast in the names of stockholders of record on the Record Date.

   Pursuant to the Bylaws of the Company, holders of Common Stock are entitled to one vote per share. In addition, the Bylaws provide that the holders of shares of the Common Stock entitled to cast a majority of the votes on the matters at issue at the Annual Meeting, present in person or by proxy, shall constitute a quorum. For the purpose of determining the presence of a quorum, abstentions will be counted as present, but broker non-votes will not be counted.

   Proposal I, the election of four directors, will require the affirmative vote of a plurality of the votes of the shares of Common Stock represented and entitled to vote at the Annual Meeting, provided a quorum is present. Proposal II, the ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1996, will require the affirmative vote of a majority of the votes of the shares of Common Stock represented and entitled to vote at the Annual Meeting, provided a quorum is present.

   With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only. Abstentions and broker non-votes will have no effect since approval by a percentage of the shares present or outstanding is not required.

   Abstentions may be specified on proposals other than the election of directors. Abstentions will be considered present and entitled to vote at the meeting. However, abstentions will not be counted as votes cast in the affirmative and therefore will have the effect of a negative vote for the proposals (other than the election of directors). Broker non-votes are not considered entitled to vote and thus will have no effect on such proposals.


PROXIES

   If the enclosed Proxy is executed, returned in time and not revoked, the shares represented thereby will be voted in accordance with the instructions indicated in such Proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR (I) THE ELECTION OF ALL DIRECTOR NOMINEES, (II) RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996; AND (III) IN THE BEST JUDGMENT OF SUCH PROXIES AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

   A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of Proxies should be addressed as follows: CytRx Corporation, 154 Technology Parkway, Norcross, Georgia 30092, Attention: James M. Yahres, Secretary.


                                    PROPOSAL I
                              ELECTION OF DIRECTORS

   The Bylaws of the Company provide that the Board of Directors shall consist of not less than three, nor more than nine individuals with the exact number of directors determined by resolution of the Board of Directors. Pursuant to the Company's Bylaws, the Board of Directors has set the number of directors of the Company at four and proxies cannot be voted for a greater number of persons. The Board of Directors has nominated the following individuals for election by the holders of Common Stock as directors of the Company:

                                 Jack L. Bowman
                            Raymond C. Carnahan, Jr.
                                 Jack J. Luchese
                             Herbert H. McDade, Jr.

   Each director will be elected to hold office until the 1997 Annual Meeting of Stockholders or until their earlier death, resignation or removal. The persons designated as proxies intend to vote the shares represented thereby in favor of the election to the Board of Directors of the nominees whose names appear above, unless either authority to vote for any or all of the nominees is withheld or such proxy has previously been revoked. It is believed that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other person as they may select. It is anticipated that management stockholders of the Company will vote for the election of the nominees. Mr. Selvi Vescovi, a current director, is not standing for reelection.

   The Board of Directors recommends a vote FOR the nominees for election as directors. If a choice is specified on the proxy by the stockholder, the shares will be voted as specified. If no specification is made, the shares will be voted "FOR" the nominees. The affirmative vote of a plurality of the votes of shares of Common Stock represented and entitled to vote in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.


CERTAIN INFORMATION CONCERNING NOMINEES

   The following table sets forth the names of the nominees for election as directors, their ages, the year in which they were first elected a director, their positions with the Company, their principal occupations and employers for at least the last five years, and any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940. For information concerning membership on Committees of the Board of Directors, see "Meetings of the Board of Directors and Committees" below. For information concerning directors' ownership of Common Stock, see "Beneficial Owners of More Than Five Percent of the Company's Common Stock; Shares Held by Directors and Executive Officers" below.

                                  Positions with the Company, Principal
Name and Year                     Occupations During at Least the Past Five
First Elected Director    Age     Years, and Other Directorships
- ----------------------    ---     ----------------------------------------------
Jack L. Bowman            63      Prior to his retirement at the end of 1993,
(1994)                            Mr. Bowman was Company Group Chairman at
                                  Johnson & Johnson Company, a position he held
                                  from 1987.  From 1991 to 1993, Mr. Bowman was
                                  responsible for Johnson & Johnson Company's
                                  diagnostic, blood glucose monitoring, and
                                  certain over-the-counter pharmaceutical
                                  businesses. Prior to that assignment at
                                  Johnson & Johnson, he was responsible for a
                                  major portion of Johnson & Johnson's global
                                  pharmaceutical businesses.  From 1983 to 1987,
                                  he was Executive Vice President of American
                                  Cyanamid Company where he was responsible for
                                  the pharmaceutical, medical device and over
                                  the counter and toiletry businesses. Mr.
                                  Bowman has also served as President, Lederle
                                  Laboratories Division and Executive Vice
                                  President, CIBA-GEIGY Pharmaceutical Division.
                                  Mr. Bowman serves as a director of NeoRx
                                  Corporation, Pharmagenics, Inc., Cell
                                  Therapeutics, Inc. and Coating Technologies
                                  International.  He also is a director of
                                  Proceutics, Inc., Vaxcel, Inc. and Vetlife,
                                  Inc., wholly-owned subsidiaries of CytRx
                                  Corporation, and is a former member of the
                                  Johns Hopkins University Board of Trustees.
Raymond C. Carnahan, Jr.  70      Mr. Carnahan has over 39 years of experience
(1991)                            in cost controls and operational systems in a
                                  variety of industries.  Prior to his
                                  retirement in 1991, Mr. Carnahan served as Manager, International Cost Analysis planning for Johnson & Johnson International from 1974 to 1991. Mr. Carnahan is an arbitrator for the American Arbitration Associates and has provided consulting services to Waterford-
                                  Wedgewood Corporation in England and to Torf
                                  Pharmaceutical Corporation in Poland.  Mr.
                                  Carnahan also serves as the Treasurer for the Morristown Memorial Hospital Chaplaincy
                                  Service in Morristown, New Jersey, and is a director of Proceutics, Inc., Vaxcel, Inc. and
                                  Vetlife, Inc., wholly-owned subsidiaries of
                                  CytRx Corporation.

Jack J. Luchese           47      Mr. Luchese was named President and Chief
(1989)                            Executive Officer of the Company in March,
                                  1989 and became Chairman of the Board in June,
                                  1995.  Prior to joining the Company, Mr.
                                  Luchese served as Vice President and General
                                  Manager of the Armour Pharmaceutical
                                  Corporation, and as Vice President, Corporate
                                  Business Development and a member of the
                                  Management Committee of Rorer Group, Inc. (now
                                  Rhone-Poulenc Rorer).  Prior to joining Rorer
                                  Group, Inc. , Mr. Luchese was with Johnson &
                                  Johnson Company for 15 years where he held
                                  various positions in business development,
                                  licensing, sales, new product marketing, and
                                  finance.  Mr. Luchese also serves as a
                                  director of Proceutics, Inc., Vaxcel, Inc. and
                                  Vetlife, Inc., wholly-owned subsidiaries of
                                  CytRx Corporation.
Herbert H. McDade, Jr.    69      From 1989 to 1996 Mr. McDade has served as
(1990)                            Chairman, President and Chief Executive
                                  Officer of Chemex Pharmaceuticals, Inc., becoming Chairman of Access Pharmaceutical Co.
                                  (the successor corporation to Chemex) in January, 1996. From 1986 to 1989 he was
                                  Chairman and President of Armour
                                  Pharmaceutical Corporation, a wholly-owned subsidiary of Rorer Group, Inc. (now Rhone-
                                  Poulenc Rorer). Prior to 1986, Mr. McDade served as Vice President of the Revlon
                                  Corporation. Mr. McDade also serves as a director of Proceutics, Inc., Vaxcel, Inc. and
                                  Vetlife, Inc., wholly-owned subsidiaries of
                                  CytRx Corporation, and is a member of the Board of Trustees of Thomas Acquinas College.


MEETING OF THE BOARD OF DIRECTORS AND COMMITTEES

   Board of Directors. The property, affairs and business of the Company are under the general management of its Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. The Company has standing Audit, Compensation and Nominating Committees of the Board of Directors.

   The Board of Directors held seven meetings during 1995. Each director, during the period he was a director, attended at least 75% of the meetings of the Board of Directors. Each member of a committee, during the period he was a committee member, attended at least 75% of the meetings of each committee on which they served.

   Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Raymond C. Carnahan (Chairman), Herbert H. McDade and Selvi Vescovi. The Audit Committee

   Compensation Committee. The Compensation Committee is authorized to review annual salaries and bonuses and has the authority to determine the recipients of options, the time or times at which options shall be granted, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option. The Committee also is authorized to interpret the CytRx Corporation 1986, 1994 and 1995 Stock Option Plans (collectively, "the Plans"), to prescribe, amend and rescind rules and regulations relating to the Plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the Plans. Its current members are Selvi Vescovi (Chairman), Raymond C. Carnahan and Herbert
H. McDade.  The Compensation Committee held three meetings during 1995.

   Nominating Committee. The Nominating Committee makes recommendations concerning the nomination of persons to serve on the Board of Directors. While the committee will consider nominees recommended by stockholders, it has not actively solicited recommendations nor established procedures for this purpose. The current members of the Nominating Committee are Jack L. Bowman (Chairman), Raymond C. Carnahan and Herbert H. McDade. The Nominating Committee held one meeting during 1995.


COMPENSATION OF DIRECTORS

   Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. During 1995 non-employee members of the Board of Directors received a quarterly retainer of $1,000. The non-employee Chairman of the Board and directors who chair a Board committee received an additional quarterly retainer of $250. The non-employee directors also were eligible to receive fees of $500 and $250 for each regularly-scheduled Board meeting and Committee meeting attended, respectively, and a fee of $1,000 for each special Board meeting attended. Non-employee directors who also serve on the Board of one of the Company's wholly-owned subsidiaries also received a quarterly retainer of $1,000 and a fee of $500 for each subsidiary Board meeting attended. During 1995, Mr. Raymond C. Carnahan, Jr. performed certain consultation services for the Company for which he received a fee of $2,000.

   Pursuant to the CytRx Corporation 1994 Stock Option Plan, non-employee directors receive an initial stock option grant to purchase 5,000 shares upon the date he or she first becomes a member of the Board. Options to purchase 1,875 shares of Common Stock are granted to each non-employee director annually. Stock option grants to directors pursuant to the Plans discussed above contain the same terms and provisions as stock option grants to employees, except that options granted to directors are considered Non-Qualified Stock Options for income tax reporting purposes.

   Effective in March 1996, the Board compensation structure was revised to eliminate the quarterly retainers as well as fees for service as a director of wholly-owned subsidiaries. Non-employee directors now receive a fee of $3,000 for each two-day Board meeting attended and $500 for each Committee meeting attended. Non-employee directors who chair a Board committee will receive an additional $250 for each Committee meeting attended. Stock Option grants to non-employee directors of CytRx Corporation will remain unchanged.
Non-employee directors who also serve as a director of one of the Company's wholly-owned subsidiaries will receive a stock option grant to purchase 5,000 shares of the subsidiary's common stock upon the date he or she first becomes a member of the subsidiary Board and an annual stock option grant to purchase 2,500 shares.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT OF THE COMPANY'S COMMON STOCK; SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

   Based solely upon information made available to the Company, the following table sets forth certain information with respect to the beneficial ownership of Common Stock as of April 26, 1996 by (i) each person who is known by the Company to beneficially own more than five percent of Common Stock; (ii) each director and nominee for director of the Company; (iii) each of the Named Executive Officers (as defined under "Executive Compensation" below); and (iv) all officers and directors as a group. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. All share information presented here has been adjusted to reflect a one-for-four reverse stock split effected on February 6, 1996.

Name and                                              Shares of Common Stock
Address of Beneficial Owner                          Number     Percentage (1)
- ---------------------------                          ------     --------------
Named Executive Officers and Directors (2):
  Lucine Beauchard (3)                                 26,727           *
  Jack L. Bowman (4)                                    3,618           *
  Raymond C. Carnahan (5)                              11,500           *
  Francis J. Casieri (6)                               10,423           *
  R. Martin Emanuele (7)                               62,310           *
  Jack J. Luchese (8)                                 642,437         7.6%
  Herbert H. McDade (9)                                15,417           *
  Selvi Vescovi (10)                                   16,250           *
  James M. Yahres (11)                                 30,171           *
All executive officers and
directors as a group (10 persons) (12)                835,974         9.6%
Other 5% Stockholders:
  Robert L. Hunter, Jr.                               515,428         6.5%
  3640 Churchwell Court
  Tucker, Georgia 30084
  Morton Davis                                        458,281         5.8%
  D.H. Blair Investment Banking Corp.
  44 Wall Street
  New York, NY 10005
__________________________________
*  Less than 1%.

(1)  Based on 7,870,920 shares of Common Stock outstanding on April 26, 1996.
(2) The business address of all such persons is: c/o CytRx Corporation, 154 Technology Parkway, Norcross, Georgia 30092.
(3) Includes options to purchase 21,950 shares of Common Stock exercisable within 60 days.
(4) Includes options to purchase 2,893 shares of Common Stock exercisable within 60 days.
(5) Includes options to purchase 11,250 shares of Common Stock exercisable within 60 days.
(6) Includes options to purchase 6,878 shares of Common Stock exercisable within 60 days.
(7) Includes options to purchase 61,165 shares of Common Stock exercisable within 60 days.
(8) Includes warrants to purchase 619,927 shares of Common Stock exercisable within 60 days.
(9) Includes options to purchase 15,417 shares of Common Stock exercisable within 60 days.
(10) Includes options to purchase 15,000 shares of Common Stock exercisable within 60 days.
(11) Includes options to purchase 23,893 shares of Common Stock exercisable within 60 days.
(12) Includes options to purchase 792,467 shares of Common Stock exercisable within 60 days.

EXECUTIVE OFFICERS OF THE COMPANY

   Except for Jack J. Luchese, discussed above under "Certain Information Concerning Nominees", the following table sets forth the names of the executive officers of the Company, their ages, their positions with the Company and their principal occupations and employers for at least the last five years. For information concerning executive officers' ownership of Common Stock, see "Beneficial Owners of More Than Five Percent of the Company's Common Stock; Shares Held by Directors and Executive Officers."


                                 Positions with the Company and Principal
Name                      Age    Occupations During at Least the Past Five Years
- -------------------       ---    -----------------------------------------------
Lucine E. Beauchard       40     Ms. Beauchard joined CytRx April 1992 as Vice
                                 President of Business Development/Marketing.
                                 From 1991 to 1992, Ms. Beauchard served as a
                                 Senior Marketing Consultant with the firm of
                                 Barton and Pittinos.  From 1987 to 1990, Ms.
                                 Beauchard worked for Rorer Group, Inc. (now
                                 Rhone-Poulenc Rorer), where she directed the
                                 corporate business development function and
                                 served as Vice President, Professional Sales
                                 and Marketing, of its Consumer Division.  Prior
                                 to joining Rorer Group, Inc., Ms. Beauchard
                                 served as New Product Director for McNeil
                                 Pharmaceutical, a division of Johnson & Johnson
                                 Company.
Francis J. Casieri        53     Mr. Casieri joined CytRx as Vice President,
                                 Operations in March 1994.  Effective January
                                 1996, Mr. Casieri has been appointed President
                                 and Chief Executive Officer of Proceutics,
                                 Inc., a wholly-owned subsidiary of CytRx.
                                 Prior to joining CytRx, Mr. Casieri worked as
                                 the Marketing and Sales Director at
                                 Pharmaceutical Product Development, Inc. from
                                 1991 to 1994.  From 1989 to 1991, Mr. Casieri
                                 served as Vice President, Operations for
                                 Applied Analytical Industries.
R. Martin Emanuele, Ph.D. 41     Dr. Emanuele has been Vice President of
                                 Development of the Company since June 1990.
                                 Previously, Dr. Emanuele served as the RheothRx
                                 project director at the Company.  Before
                                 joining CytRx in 1988, he worked as a clinical
                                 research scientist at DuPont Critical Care and
                                 as a visiting scientist at Institute Choay.
William B. Fleck          38     Mr. Fleck joined CytRx in April 1993 as Vice
                                 President, Human Resources.  From 1992 to 1993
                                 Mr. Fleck served as Director, Human Resources
                                 and Training for Central Health Services (CHS).
                                 During 1991, he was Director, Human Resources
                                 for Knowledgeware, Inc.  Prior to joining
                                 Knowledgeware, Mr. Fleck held senior human
                                 resources management positions with MCI
                                 Communications from 1989 to 1991 and Harris/3M
                                 from 1984 to 1989.
James M. Yahres           47     Mr. Yahres joined CytRx in January 1993 as Vice
                                 President of Finance and Administration and as Corporate Secretary. From 1987 to 1993, Mr.
                                 Yahres served in corporate planning, business development, and financial management capacities at Rhone-Poulenc Rorer (formerly
                                 Rorer Group, Inc.), most recently as  Vice
                                 President of Investor Relations. Mr. Yahres has also served in a broad range of financial positions, including Executive Director of
                                 Finance at the McNeil Pharmaceutical division of Johnson & Johnson Company.

EXECUTIVE COMPENSATION

   The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended December 31, 1993, 1994 and 1995 for
(i) the President and Chief Executive Officer of the Company; and (ii) each of the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (determined as of December 31, 1995 and collectively, the "Named Executive Officers"). All share information presented in the each of the executive compensation tables has been adjusted to reflect a one-for-four reverse stock split effected on February 6, 1996.

                           SUMMARY COMPENSATION TABLE
                                       Annual Compensation      Long-Term Compensation
                                       --------------------     ----------------------       All Other
Name and Principal Position    Year    Salary($)   Bonus($)           Options(#)          Compensation($)
- ---------------------------    ----    ---------   --------           ----------          ---------------
Jack J. Luchese                1995    $295,000   $ 75,000            132,427 <F1>           $  4,620 <F2>
  President and Chief          1994      64,500    100,000             75,000                   4,620 <F2>
  Executive Officer            1993     268,000     70,000             75,000                   4,497 <F2>

Lucine E. Beauchard            1995     142,500     15,000             24,961 <F1>              4,620 <F2>
  Vice President, Business     1994     137,500     17,500              3,750                   4,620 <F2>
  Development                  1993     132,500     17,500              2,500                   4,497 <F2>

Francis J. Casieri             1995     135,000     25,000              8,135 <F1>              4,620 <F2>
  Vice President,              1994     128,524     25,000             21,250                   4,507 <F2>
  Operations                   1993           -          -                  -                       -

R. Martin Emanuele             1995     157,500     25,000             50,265 <F1>              4,620 <F2>
  Vice President,              1994     146,250     17,500              6,250                   4,620 <F2>
  Preclinical Research &       1993     131,500     22,500              5,625                   4,497 <F2>
  Development

James M. Yahres                1995     146,500     15,000             27,031 <F1>              4,620 <F2>
  Vice President, Finance      1994     141,000     25,000              3,750                   4,620 <F2>
  & Administration             1993     135,000     20,000             40,625                 113,649 <F3>
___________________________

<F1> Includes shares underlying options and warrants which were reissued and repriced concurrent with the cancellation of previously issued options and warrants (see "Ten-Year Option Repricings").

<F2> Amounts represent matching contributions by the Company under the Company's
     401(k) Profit Sharing Plan.

<F3> Amount shown includes $4,497 in matching contributions by the Company under the Company's 401(k) Profit Sharing Plan and $109,152 in costs associated with the officer's relocation.

                        OPTION GRANTS IN LAST FISCAL YEAR

   The following table summarizes the stock options and warrants granted during the fiscal year ended December 31, 1995 to each of the Company's executive officers named in the Summary Compensation Table above.

                                                                                   Potential Realized Value
                        Number of      % of Total                                 at Assumed Annual Rates of
                       Securities        Options                                   Stock Price Appreciation
                       Underlying      Granted to     Exercise or                      for Option Term
                         Options        Employees     Base Price     Expiration   --------------------------
Name                   Granted (#)   in Fiscal Year    ($/Share)        Date            5%          10%
- -------------------    -----------   --------------   -----------    ----------      --------    --------
Jack J. Luchese         25,000 <F1>       7.5%           $7.00         2/20/05       $110,057    $278,905
                        75,000 <F2>      22.6%           $7.00         2/20/05        330,170     836,715
                        32,427 <F2>       9.8%            7.00         2/24/03        142,752     361,762

Lucine E. Beauchard      3,750 <F3>       1.1%            4.00         12/8/05          9,433      23,906
                        18,015 <F4>       5.4%            7.00         4/22/02         79,307     200,979
                         1,665 <F4>        .5%            7.00         11/30/02         7,330      18,575
                         1,531 <F4>        .5%            7.00         11/29/03         6,740      17,080

Francis J. Casieri       6,250 <F4>       1.9%            7.00         3/24/04         27,514      69,726
                         1,885 <F4>        .6%            7.00         8/25/04          8,298      21,029

R. Martin Emanuele      13,125 <F5>       5.9%            7.00         3/30/05         57,780     146,425
                         3,750 <F3>       1.1%            4.00         12/8/05          9,433      23,906
                         1,250 <F4>        .4%            7.00         2/2/00           5,503      13,945
                         3,750 <F4>       1.1%            7.00         4/28/00         16,508      41,836
                        18,750 <F4>       5.6%            7.00         5/29/01         82,542     209,179
                         4,375 <F4>       1.3%            7.00         11/14/01        19,260      48,808
                         1,665 <F4>        .5%            7.00         11/30/02         7,330      18,575
                         1,303 <F4>        .4%            7.00         3/31/03          5,736      14,537
                         2,297 <F4>        .7%            7.00         11/29/03        10,112      25,626

James M. Yahres          3,750 <F3>       1.1%            4.00         12/8/05          9,433      23,906
                        21,367 <F4>       6.4%            7.00         1/4/03          94,063     238,374
                         1,914 <F4>        .6%            7.00         11/29/03         8,426      21,353
___________________

<F1> Warrants granted to Mr. Luchese are related to an extension of his employment term and are subject to the terms as described under "Employment Agreement."
<F2> Warrants were repriced related to an extension of Mr. Luchese's employment term and are subject to the terms as described under "Employment
     Agreement."
<F3> These options vest in equal annual installations over a three year period and are exercisable for ten years from the date of grant. Exercise price is based on the market price of CytRx Common Stock as of the date of grant.
<F4> These options were issued in connection with the repricing and cancellation of previously issued options (see "Ten-Year Option Repricings").
<F5> These options vest upon the achievement of performance criteria specified in the option contract. As of December 31, 1995 options as to 10,313 shares have vested and 2,812 remain eligible for future vesting, subject to performance criteria. Exercise price is based on the market price of CytRx Common Stock as of the date of grant.

                           TEN-YEAR OPTION REPRICINGS

   The following table sets forth certain information with respect to adjustments to the exercise price of stock options previously awarded to any of the named executive officers during the last ten fiscal years:

   On December 8, 1994 CytRx's Board of Directors approved a stock option repricing program whereby all employees were given the choice to reprice all, or a portion, of their stock option contracts based on the market price of the Company's Common Stock on the date of Board approval ($7.00). If elected, the repricing would be effective January 1, 1995. In order to elect the repricing, each employee's options were subject to a repricing formula which, in most cases, yielded a lower number of options after the repricing. For all Named Executive Officers the number of options elected for repricing totaled 257,500, which converted to 193,444 after the repricing, yielding net cancellations of 64,056 options. No option terms were extended in connection with the repricing.

                                                                                                         Length of
                                            Number of                                                     Original
                                           Securities     Market Price       Exercise                   Option Term
                                           Underlying     of Stock at         Price                      Remaining
                                             Options        Time of         at Time of       New         at Date of
                                           Repriced or    Repricing or     Repricing or    Exercise      Repricing
Name and Principal Position        Date    Amended (#)    Amendment($)     Amendment($)    Price($)     or Amendment
- -----------------------------     ------   -----------    ------------     ------------    --------     ------------
Jack J. Luchese                   1/1/95      32,427         $5.25            $17.00        $7.00         8.2 yrs
  President & CEO                 1/1/95      75,000          5.25             16.00         7.00         9.5 yrs

Lucine E. Beauchard               1/1/95      18,015          5.25             25.50         7.00         7.3 yrs
  Vice President,                 1/1/95       1,665          5.25             23.00         7.00         7.9 yrs
  Business Development            1/1/95       1,531          5.25             20.00         7.00         8.9 yrs

Francis J. Casieri                1/1/95       6,250          5.25             24.50         7.00         9.2 yrs
  Vice President, Operations      1/1/95       1,885          5.25             16.25         7.00         9.7 yrs

R. Martin Emanuele                1/1/95       1,250          5.25              9.50         7.00         5.1 yrs
  Vice President, Preclinical     1/1/95       3,750          5.25             11.625        7.00         5.3 yrs
  Research and Development        1/1/95      18,750          5.25              7.875        7.00         6.4 yrs
                                  1/1/95       4,375          5.25             17.50         7.00         6.9 yrs
                                  1/1/95       1,665          5.25             23.00         7.00         7.9 yrs
                                  1/1/95       1,303          5.25             17.625        7.00         8.2 yrs
                                  1/1/95       2,297          5.25             20.00         7.00         8.9 yrs

James M. Yahres                   1/1/95      21,367          5.25             21.50         7.00         8.0 yrs
  Vice President, Finance         1/1/95       1,914          5.25             20.00         7.00         8.9 yrs
  and Administration

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        OPTION VALUE AT DECEMBER 31, 1995

   The following table sets forth the number and total value of unexercised in-the-money options at December 31, 1995 for each of the executive officers of the Company named in the Summary Compensation Table above, using the price per share of the Common Stock of $4.50 on December 31, 1995. No stock options were exercised during 1995 by any of the Company's Named Executive Officers.

                  Number of Securities Underlying      Value of Unexercised
                        Unexercised Options            In-the-Money Options
                       at December 31, 1995(#)        at December 31, 1995($)
                  -------------------------------   ---------------------------
                    Exercisable   Unexercisable     Exercisable   Unexercisable
                    -----------   -------------     -----------   -------------
Jack J. Luchese         607,427      75,000          $       -      $       -
Lucine E. Beauchard      21,950       6,761                  -          1,875
Francis J. Casieri        4,794       9,591                  -              -
R. Martin Emanuele       60,730      20,368              6,875         21,563
James M. Yahres          16,770      14,011                  -          1,875


EMPLOYMENT AGREEMENT

   Jack J. Luchese was named President and Chief Executive Officer of the Company in March 1989. Mr. Luchese's current employment agreement was amended and restated in February 1995 (the "Agreement") to extend his employment with the Company until December 31, 1998, subject to earlier termination. The Agreement also consolidates (through cancellation and reissuance) all warrants previously granted to Mr. Luchese. Under the Agreement, Mr. Luchese is paid an annual base salary of $295,000 (effective January 1, 1995), adjusted annually in proportion to the average annual merit increases for all other employees. In addition to his annual base salary, Mr. Luchese is eligible to receive cash bonuses with respect to each calendar year during the term of the Agreement as determined from time to time by the Board of Directors of the Company in its sole discretion.

   The Agreement also grants Mr. Luchese warrants to purchase an aggregate of 682,427 shares of CytRx Common Stock (the "Warrants") subject to the exercise requirements set forth in the Agreement. Warrants to purchase 50,000 shares at $4.50 per share expire on February 22, 2001. Warrants to purchase 32,427 shares at $7.00 per share expire on March 24, 2003. Warrants to purchase 100,000 shares at $7.00 per share expire on February 20, 2005. Warrants to purchase 500,000 shares at $4.50 per share expire on February 28, 2005. As of April 1, 1996, 619,927 of the Warrants are vested. The remaining Warrants vest at the rate of 6,250 shares at the beginning of each calendar quarter until October 1, 1998. All of the Warrants that have vested on the termination of the Agreement may be exercised by Mr. Luchese at any time until the expiration of the Warrants. The shares of stock that may be acquired upon exercise of the Warrants have been or will be registered by the Company under the Securities Act of 1933, as amended.

   The Warrants contain certain anti-dilution provisions and provide for accelerated vesting in the event that Mr. Luchese's employment is terminated by the Board of Directors without cause, in the event of his death or disability or in the event of a change of control. If Mr. Luchese is terminated within two years after a change of control for reasons other than with cause or because of his death or disability (as those terms are defined in the Agreement), then the Company shall pay Mr. Luchese a lump sum equal to the salary and bonuses that Mr. Luchese would have received during the remaining term of the Agreement, assuming the remaining term is not less than one nor more than two years and the future bonuses equal the average bonus for the two years before the year in which the change of control occurs. In addition, the Company will extend Mr. Luchese's benefits during the one to two year period. The Agreement also contains confidentiality and noncompetition provisions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 (the "1933 Act") or under the Securities and Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the 1933 Act or the 1934 Act.

   The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation practices of the Company, establishes the compensation plans and specific compensation levels for executive officers and administers the Company's stock option plans.

   The Committee believes that the Chief Executive Officer's compensation should be heavily influenced by Company performance, although "performance" for a development company in the biotechnology industry does not necessarily correlate to profits. The Committee considers "performance" to include achievement of product development targets and milestones, and effective management of personnel and capital resources, among other criteria. The Committee also reviews the Chief Executive Officer's compensation in light of the level of similar executive compensation arrangements within the biotechnology industry.

   The Committee also believes that stock options should be granted to the Chief Executive Officer, as well as to other executives, primarily based on the executive's ability to influence the Company's long-term growth and profitability. As such, Mr. Luchese's employment agreement includes warrants to purchase 682,427 shares of CytRx Common Stock at prices ranging from $4.50 to $7.00 per share. These warrants cover the period from Mr. Luchese's initial employment (March 13, 1989) through December 31, 1998. See "Employment Agreement" for a full discussion of the terms of Mr. Luchese's employment agreement. The Committee believes that this arrangement provides Mr. Luchese with the greatest incentive to accelerate achievement of corporate objectives and thereby enhance long-term shareholder value.

   Under his employment agreement, Mr. Luchese is eligible to be considered for an annual cash bonus, which is solely at the discretion of the Committee based upon such factors as the Committee deems appropriate. Mr. Luchese's Employment Agreement was amended to change his performance review period to be consistent with other Company executives. Mr. Luchese's performance period for purposes of this report is April 1, 1994 through December 31, 1994. During this time, the Company successfully initiated its RheothRx "defense" project which was intended to increase the Company's strategic options for the RheothRx compound. The Company accelerated its development plans for Protox with the goal of filing a comprehensive IND in the first quarter of 1995. The Company successfully completed and occupied the new Pharmaceutical Development Center on time and within budget. This investment allows the Company to perform the specialty copolymer drug development activities in-house while keeping the development proprietary and protected. The Company restructured its Vaxcel subsidiary by eliminating certain positions and adding a new strategic staff, which included the selection of a Vice President of Research and Development. Vetlife attained a significant milestone by hiring its President and CEO in July 1994. Based upon these accomplishments, the Committee awarded Mr. Luchese a cash bonus for 1994 of $75,000 which was paid in April 1995.

   The Committee has adopted similar practices with respect to compensation of other executive officers of the Company. In establishing base salaries and cash bonuses for executive officers, the Committee considers relative company performance, the individual's past performance and future potential, and compensation for persons holding similarly responsible positions at other companies in the pharmaceutical and biotechnology industries. The relative importance of these factors varies depending upon the individual's responsibilities; all facts are considered in establishing both base salaries and cash bonuses. When making comparison to other companies, the Committee generally considers those companies included in the Nasdaq Pharmaceutical Index (see "Company Performance"). The Committee, in conjunction with the Chief Executive Officer, has also established a model composed of salary range categories with specified percentages to be applied to each employee's salary (including executive officers) to provide a guideline for annual cash bonuses and the number of stock options to be granted. This model is used only as a guideline, as some subjectivity must be applied in evaluating each individual's performance. As with the Chief Executive Officer, the number of options granted is determined by the evaluation of the Executive's ability to influence the Company's long-term growth and profitability. The Committee also considers the aggregate number of options granted in past years. All options are granted at the current market price. Because the value of an option bears a direct relationship to the Company's stock price, it is an effective incentive for executives to create value for stockholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

   Stock Option Repricing -- The Company uses stock options in its compensation program to provide the incentive and motivation for employees to work harder, to retain valuable employees and to align the interests of employees and stockholders. As the Company's stock price falls below the employee's stock option exercise price, the options may lose their motivational and retentive value. This situation ocurred at CytRx during the fourth quarter of 1995. First, the biotechnology market became depressed thereby deflating biotech stock prices in general. Second, negative news from Glaxo-Wellcome concerning RheothRx pushed the value of CytRx's stock down further. Both of these factors were unpredictable and beyond the control of CytRx or its employees. In order to restore the motivational and retentive value of existing employee stock options, in December 1995 the Committee approved a stock option repricing program which was offered to all employees who held options. The Committee's goal was to offer employees the choice of repricing all, or a portion, of their existing stock options at the then-current market price of $7.00. As a trade-off, if the employee chose to reprice he or she had to forfeit a portion of his or her total stock options based upon a formula that accounted for the difference between the employee's existing exercise price and the new "repriced" exercise price of $7.00. A total of 32 out of 34 eligible employees chose to reprice their options, resulting in the repricing and reissuance of a total of 256,987 options and the net cancellation of 86,060 options.

   For 1995, the Committee considered Section 162(m), which limits tax deductions of public companies on compensation to certain executive officers in excess of $1 million dollars, along with other factors in determining executive compensation. The committee will continue to consider the effect of Section 162
(m) on its compensation decisions, but has no formal policy to structure executive compensation so that it complies with the requirements of Section 162(m).

                                       Respectfully submitted,

                                       Compensation Committee:

                                       Selvi Vescovi
                                       Raymond C. Carnahan, Jr.
                                       Herbert H. McDade, Jr.

   Compensation Committee Interlocks and Insider Participation. There are no "interlocks," as defined by the Securities and Exchange Commission, with respect to any member of the Compensation Committee. During 1995, Messrs. Vescovi, Bowman, Carnahan and McDade served on the Compensation Committee.

STOCKHOLDER RETURN COMPARISON

   The following line graph presentation compares cumulative total stockholder returns of the Company with the Nasdaq Stock Market Index and the Nasdaq Pharmaceutical Index (the "Peer Index") for the five year period from 1991 to 1995. The graph and table assume that $100 was invested in each of the Company's Common Stock, the Nasdaq Stock Market Index and the Peer Index on December 31, 1990, and that all dividends were reinvested. This data was furnished by the Center for Research in Security Prices, The University of Chicago.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

(performance graph appears here)

                                            December 31
                            --------------------------------------------
                            1990    1991    1992    1993    1994    1995
                            ----    ----    ----    ----    ----    ----
CytRx Corporation           $100    $544    $672    $800    $168    $144
The Nasdaq Stock Market      100     161     187     215     210     296
Peer Index                   100     266     221     197     148     271


                                   PROPOSAL II
                            RATIFICATION OF AUDITORS

   The Company's Board of Directors has selected Ernst & Young LLP to conduct the annual audit of the financial statements of the Company for the fiscal year ending December 31, 1996. Ernst & Young LLP has no financial interest, direct or indirect, in the Company, and does not have any connection with the Company except in its professional capacity as an independent auditor.

   The ratification by the holders of Common Stock of the selection of Ernst & Young LLP as independent auditors is not required by law or by the Bylaws of the Company. The Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to the holders of Common Stock. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 1996.

   The Audit Committee, which is composed of directors who are not employees of the Company, approves in advance all material non-audit services to be provided by Ernst & Young LLP and believes that these services have no effect on audit independence.

   Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

   The Board of Directors recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1996. If a choice is specified on the proxy by the stockholder, the shares will be voted as specified. If no specification is made, the shares will be voted FOR ratification. The affirmative vote of a majority of the votes of the shares of Common Stock represented and entitled to vote at the Annual Meeting at which a quorum is present is required for approval of Proposal II.


                             STOCKHOLDER PROPOSALS

   Any proposal which a Company stockholder intends to be presented at the next annual meeting of stockholders to be held in 1997 must be received by the Company on or before January 10, 1997. Only proper proposals which are timely received will be included in the Proxy Statement and Proxy.


                                 OTHER MATTERS

EXPENSES OF SOLICITATION

   The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers or other employees of the Company, personally, by telephone or by telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

MISCELLANEOUS

   Management does not know of any matters to be brought before the Annual Meeting other than as described in this Proxy Statement. Should any other matters properly come before the Annual Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

AVAILABILITY OF ANNUAL REPORT

   Accompanying this Proxy Statement is a copy of the Company's Annual Report for the year ended December 31, 1995. Stockholders who would like additional copies of the Annual Report should direct their requests in writing to: CytRx Corporation, 154 Technology Parkway, Norcross, Georgia 30092, Attention: James
M. Yahres.

                                       By Order of the Board of Directors,

                                       /s/ James M. Yahres

May 10, 1996                           James M. Yahres
                                       Secretary

APPENDIX I - FORM OF PROXY

                              CYTRX CORPORATION
                            154 Technology Parkway
                           Norcross, Georgia  30092
                        Annual Meeting of Stockholders

   The undersigned stockholder of CytRx Corporation (the "Company"), Norcross, Georgia, hereby constitutes and appoints Jack J. Luchese and James M. Yahres or either one of them, each with full power of substitution, to vote the number of shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hilton Hotel at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, on Tuesday, June 25, 1996, at 10:00 A.M., local time, or at any adjournments thereof (the "Annual Meeting"), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated May 10, 1996, the receipt of which is acknowledged, in the manner specified below.

1. ELECTION OF DIRECTORS. On the proposal to elect the following slate of directors to serve until the 1997 Annual Meeting of Stockholders of the Company and until their successors are elected and qualified:

       Jack L. Bowman
       Raymond C. Carnahan, Jr.
       Herbert H. McDade, Jr.
       Jack J. Luchese

    For ___       Withhold Authority ___

    To withhold authority for any individual nominee(s), write the name of the nominee(s) in the space provided:

2. SELECTION OF AUDITORS. On the proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1996:

       For ___       Against ___       Abstain ___

3. OTHER PROPOSALS. In their sole discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

       For ___       Withhold Authority ___

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2 and with discretionary authority on all other matters that may properly come before the Annual Meeting or any adjournments thereof.

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                      Shares Held: ________________

                                      _____________________________
                                      Signature of Stockholder

                                      _____________________________
                                      Signature of Stockholder (If held Jointly)

                                      Dated: _________________, 1996


THIS PROXY IS SOLICITED ON BEHALF OF CYTRX CORPORATION'S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.